Exhibit 99.2

FIRST AMENDMENT TO SHAREHOLDERS AGREEMENT

     THIS FIRST AMENDMENT TO SHAREHOLDERS AGREEMENT is dated as of August 11, 1999 between Terbem Limited, TCRI Offshore Partners, CV (successor to Tinvest Limited and Mitvest Limited), Quilvest American Equity, Ltd. (formerly Teribe Limited), TCR International Partners, LP, and Bobst Investment Corp. (collectively the “TCR Group,”, each individually, a “TCR Group Member”) and William D. Morton (“Morton”).

     WHEREAS, the TCR Group and Morton are shareholders in Morton Industrial Group, Inc. (formerly MLX Corp) a Georgia corporation, and are parties to a Shareholders Agreement dated as of October 20, 1997 (the “Shareholders Agreement”); and

     WHEREAS, the parties now desire to amend the Shareholders Agreement;

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1.     Section 1 of the Shareholders Agreement is hereby amended by adding the following definition:

“Non-Morton Class A Common Stock,” means, at any time, all of the issued and outstanding Class A Common Stock of the Corporation which is not owned by Morton or an Affiliate of Morton.

     2.     The Shareholders Agreement is hereby amended by adding thereto a new Section 3.3 as follows:

“3.3 Voting of Class B Common Stock Owned by the TCR Group in the Event of the Termination of Proxy. In the event that the proxy granted to Morton pursuant to Section 3.1 shall terminate pursuant to Section 3.2 for any reason, the TCR Group agrees, jointly and severally, that so long as their ownership of Class B Common Stock continues, they will vote all shares of Class B Common Stock owned by the TCR Group and its Affiliates on all matters submitted to the vote of the shareholders on a pro rata basis consistent with the votes cast by all Non-Morton Class A Common Stockholders on-such matter. (As an example, if the votes cast by all Non-Morton Class A Common Stockholders on a proposition has been cast 56% in favor of the proposition and 44% in opposition to the proposition, then the TCR Group will cast 56% of the votes of such Class B Common Stock in favor of such proposition and 44% of the votes of such Class B Common Stock against the proposition.).

     3.     Except as herein modified, the parties do hereby ratify and confirm the Shareholders Agreement.

Terbem Limited		TCRI Offshore Partners, CV

By	/s/ W. Robert Wright	By	/s/ J. William Uhrig

	Its Attorney-in-Fact		Its General Partner

Quilvest American Equity, Ltd.		TCR International Partners, LP

By	/s/ W. Robert Wright	By	/s/ W. Robert Wright

	Its Attorney-in-Fact		Its Attorney-in-Fact

Bobst Investment Corp.

By	/s/ W. Robert Wright		/s/ William D. Morton

	Its Attorney-in-Fact		William D. Morton

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